Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated January 8, 2020

(to Prospectus dated October 19, 2017)

Registration No. 333-221020

January 8, 2020

JABIL INC.

Pricing Supplement

Pricing Supplement dated January 8, 2020 to Preliminary Prospectus Supplement dated January 8, 2020 of Jabil Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer	Jabil Inc.

Title of Security	3.600% Senior Notes due 2030

Aggregate Principal Amount	$500,000,000

Maturity Date	January 15, 2030

Public Offering Price	99.833%, plus accrued interest, if any, from January 15, 2020

Coupon	3.600%

Yield to Maturity	3.620%

Spread to Benchmark Treasury	+175 bps

Benchmark Treasury	1.750% due November 15, 2029

Benchmark Treasury Price and Yield	98-29+ / 1.870%

Interest Payment Dates	January 15 and July 15 of each year, beginning July 15, 2020

Record Dates	January 1 and July 1

Optional Redemption	Prior to October 15, 2029, make-whole call at T + 30 bps. Par call on or after October 15, 2029

Change of Control Repurchase Event	101%, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds	$499,165,000

Net Proceeds to Issuer before Expenses	$495,915,000

Trade Date	January 8, 2020

Settlement Date	January 15, 2020 (T+5). The Issuer expects that delivery of the notes will be made to investors on or about January 15, 2020, which will be the fifth business day following the date of the prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next two business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next two business days should consult their own advisors.

Joint Book-Running Managers	BofA Securities, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Senior Co-Managers	Loop Capital Markets LLC
Crédit Agricole Corporate and Investment Bank
Siebert Williams Shank & Co., LLC HSBC Securities (USA) Inc.
PNC Bank, National Association
Santander Bank, N.A. Standard Chartered Bank
U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers	ICBC Standard Bank PLC Scotia Capital (USA) Inc.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN Numbers	CUSIP: 466313 AJ2
ISIN: US466313AJ20

Offering Format	SEC Registered (Registration No. 333-221020)

FREE WRITING PROSPECTUS LEGEND

JABIL INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS JABIL INC. HAS FILED WITH THE SEC FOR

MORE COMPLETE INFORMATION ABOUT JABIL INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, JABIL INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BOFA SECURITIES, INC., DG.PROSPECTUS_REQUESTS@BOFA.COM OR BY CALLING (800) 294-1322, MIZUHO SECURITIES USA LLC, BY CALLING (212) 205-7543, MUFG SECURITIES AMERICAS INC., BY CALLING (877) 649-6848 OR SMBC NIKKO SECURITIES AMERICA, INC., PROSPECTUS@SMBCNIKKO-SI.COM OR BY CALLING (888) 868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.